UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2011

LAPIS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-100979	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

70 Kinderkamack Road, Emerson, New Jersey	07630
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (201) 225-0190

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 8.01 of this Current Report on Form 8-K regarding the resignations of Messrs. Mund and Markovitz as directors of Lapis Technologies, Inc. (the “Company”) is hereby incorporated by reference.

Item 8.01.	Other Events.

As previously disclosed by the Company in a Current Report on Form 8-K dated December 8, 2009, Mr. Harry Mund and D.L. Capital Ltd. (“DLC”) entered into a stock purchase agreement dated July 5, 2009 pursuant to which Mr. Mund agreed to sell to DLC all of the issued and outstanding shares of common stock of the Company held by him.  The initial closing of the transaction occurred on December 3, 2009, with subsequent payments and transfers to be made with respect to the balance of the shares held by Mr. Mund.  On March 2, 2011, Mr. Mund sold to DLC the remaining 1,443,670 shares of common stock of the Company held by him.  Following such sale by Mr. Mund, DLC beneficially owns approximately 73.27% of the outstanding shares of common stock of the Company.

On March 2, 2011, Mr. Mund sold to Enertec Management Ltd., an indirect, wholly-owned subsidiary of the Company (“Enertec Management”), the 27% of the outstanding shares of Enertec Systems 2001 Ltd. not held by Enertec Management.  Following the transaction, Enertec Systems 2001 Ltd. is now an indirect, wholly-owned subsidiary of the Company.

On March 2, 2011, Mr. Mund resigned from the Board of Directors of the Company and all directorships and management positions in the Company’s subsidiaries then held by him.

On March 6, 2011, Mr. Miron Markovitz resigned from the Board of Directors of the Company.  The Company has not announced its plan to fill their vacancies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAPIS TECHNOLOGIES, INC.

Dated: March 8, 2011	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer